Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Edward P. Campbell Joins Lubrizol Board of Directors

CLEVELAND, November 10, 2009 – The Lubrizol Corporation (NYSE:LZ) announces today that Edward P. Campbell, 59, has been appointed to its board of directors.

Campbell is chairman, president and chief executive officer of Nordson Corporation. With 2008 revenues of $1.1 billion, Nordson is the world’s leading producer of precision dispensing equipment to apply adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes.

Campbell spent 11 years in operating and financial management positions in the petroleum industry before joining Nordson in 1988 as corporate vice president. He was named executive vice president and chief operating officer in 1994 and was elected president and a member of Nordson’s board of directors in 1996. In November of 1997, Campbell assumed the role of chief executive officer while retaining his position as president of the company. He was elected chairman in March 2004.

Campbell holds a bachelor’s degree in electrical engineering from the University of Notre Dame, Notre Dame, Indiana, and a master’s degree in business administration from Harvard Business School, Boston, Massachusetts.

“Campbell brings to the Lubrizol board an extensive financial and operations management background, as well as corporate governance and boardroom experience that will serve us well as we drive top-line and earnings growth,” commented James L. Hambrick, Lubrizol’s chairman, president and chief executive officer. “The board and I are looking forward to working with Ed as we continue to build our leadership position as a global specialty chemical company.”

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About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 18 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.

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